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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ProBusiness Services, Inc.

(Name of Registrant as Specified In Its Charter)

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4125 Hopyard Road Pleasanton, CA 94588 (925) 737-3500

FOR IMMEDIATE RELEASE

Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

ProBusiness and Automatic Data Processing Receive Request for Additional Information from the Department of Justice in Connection with Review of Proposed Merger

PLEASANTON, Calif., February 14, 2003 — ProBusiness Services, Inc. (Nasdaq:PRBZ) today announced that the Department of Justice, Antitrust Division (DOJ) has requested additional information and documentary material in connection with its review of the proposed merger between ProBusiness and a subsidiary of Automatic Data Processing, Inc. (Nasdaq: ADP).

The DOJ request will result in an extension of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. ProBusiness and ADP plan to respond promptly to the DOJ request.

This announcement follows the announcement by ProBusiness and ADP on January 6, 2003 that they had entered into a merger agreement providing for the acquisition of ProBusiness by ADP for $17.00 per common share in cash.

In connection with the merger, ProBusiness has filed preliminary proxy material and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and these other materials when they become available, as well as other materials filed with the SEC concerning ProBusiness, at the Securities and Exchange Commission Web site at www.sec.gov and from ProBusiness by contacting Investor Relations, ProBusiness Services, Inc., 4125 Hopyard Road, Pleasanton, CA 94588 (telephone: (925) 737-3500).

Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by ProBusiness with the SEC on January 27, 2003.